Exhibit 10.30

Separation and Release Agreement

This Separation and Release Agreement (this “Agreement”) is entered into as of March 17, 2026 (the “Agreement Date”) by and between electroCore, Inc., a Delaware corporation (the “Company”), and Dan Goldberger (“Executive,” and together with the Company, the “Parties”).

Recitals

Executive and the Company are parties to that certain employment agreement dated September 26, 2019 (the “Employment Agreement”) and that certain Employee Confidentiality and Assignment Agreement dated October 1, 2019 (the “Employee Confidentiality Agreement,” also referred to in the Severance Policy (as defined below) as the “Restrictive Covenants Agreement”). Executive also participates in the electroCore, Inc. Executive Severance Policy, as amended and restated effective May 3, 2024 and as in effect on the Agreement Date (the “Severance Policy”). The Company and Executive desire to set forth the terms of Executive’s retirement and separation from employment and service as a member of the Company’s Board of Directors (the “Board”).

Agreement

In consideration of the mutual covenants set forth below, the sufficiency of which is acknowledged, the Parties agree as follows:

1. Separation of Employment; Titles; Board Service.

1.1 Employment Separation Date. Executive’s last day of employment with the Company will be April 1, 2026 (the “Separation Date”), which shall constitute the date of Executive’s Termination of Employment (as defined in Section 2.25 of the Severance Policy) and Separation from Service within the meaning of Section 409A of the Internal Revenue Code and the Company’s 2018 Omnibus Equity Incentive Compensation Plan. Through the Separation Date, Executive will continue to perform such transition duties as are reasonably requested by the Board, consistent with his current role. For the avoidance of doubt, Executive will not be re-employed by the Company or any subsidiary during the Severance Period and any services provided during the Consulting Period shall be solely as an independent contractor.

1.2 Board and Other Roles; No Disagreement. Effective as of the Agreement Date, Executive hereby resigns from the Board. Effective as of the Separation Date, Executive resigns from all positions as an officer, director, or manager of the Company and its subsidiaries and affiliates. Executive agrees to execute any documents reasonably requested to effectuate such resignations. Executive’s decision to resign from the Board and separate from employment is not due to any disagreement with the Company, the Board, or the Company’s management on any matter relating to the Company’s operations, policies, or practices. A resignation letter in the form attached as Exhibit A shall be signed and delivered by Executive to the Company together with this Agreement concurrently with the execution of this Agreement. Such resignation letter shall be read together with, and form an integral part of, this Agreement. The Company will, to the extent reasonably practicable, reflect the foregoing “no disagreement” statement in its initial public disclosure regarding Executive’s departure (by press release and/or Form 8-K).

1

1.3 Final Wages and Accrued Obligations. Regardless of whether Executive signs this Agreement or revokes it, the Company will pay all amounts comprising Executive’s Accrued Obligations as defined in Section 2.01 of the Severance Policy, including Executive’s unpaid base salary earned through the Separation Date, any accrued and unused paid time off in accordance with Company policy, reimbursable business expenses reasonably incurred through the Separation Date, and any vested benefits under applicable benefit plans of the Company, in each case in accordance with applicable law and Company policy (the “Accrued Obligations”). Executive acknowledges that the Accrued Obligations are not in any way consideration for this Agreement.

2. Severance Benefits. The payments and benefits described in this Section 2 (other than the Accrued Obligations, which are payable regardless of whether Executive executes this Agreement or the Supplemental Release) shall constitute “Severance Benefits” as defined in Section 2.22 of the Severance Policy (i.e., Severance Pay and other benefits payable pursuant to Article IV of the Severance Policy). Executive acknowledges that Severance Benefits are and shall remain subject to forfeiture under Section 4.08 of the Severance Policy upon breach of the Employee Confidentiality Agreement. This Agreement is intended to fully comply with and satisfy all requirements of the Severance Policy. By signing this Agreement, Executive and the Company acknowledge and agree that the Severance Benefits provided herein meet or exceed the benefits required under the Employment Agreement and the Severance Policy and that this Agreement constitutes the entire understanding between the Parties regarding severance. Accordingly, this Agreement supersedes and negates any other rights or obligations under the Employment Agreement and the Severance Policy or any prior severance-related arrangement.

2.1 Eligibility; Release Effective Date. Provided that (a) Executive timely executes and does not revoke this Agreement, including the general release of claims in Section 5, (b) Executive timely executes and does not revoke the Supplemental Release required by Section 5.4, and (c) Executive continues to comply with this Agreement and with his continuing obligations under the Employee Confidentiality Agreement and any other applicable restrictive covenant agreements, Executive will be entitled to the Severance Benefits set forth in this Section 2. For purposes of payment timing, the “Release Effective Date” means the eighth calendar day after Executive signs this Agreement, provided Executive has not revoked it. Notwithstanding the foregoing, any Severance Benefits remaining unpaid as of the Separation Date shall be subject to Executive’s timely execution and non-revocation of the Supplemental Release as provided in Section 5.4. The Company shall deliver an executable form of the Supplemental Release on the Separation Date. No Severance Benefit payment otherwise due and payable shall be delayed as a result of the Company’s failure to timely provide such Supplemental Release.

2.2. Cash Severance. Subject to Executive’s timely execution and non-revocation of the releases set forth in Sections 5.1 and 5.4 and the other conditions set forth in Section 2.1, and in accordance with and subject to the Severance Policy, the Company will pay Executive cash severance in an aggregate amount equal to 100% of Executive’s “Base Compensation” (as defined in Section 2.03(a) of the Severance Policy). Based on the base salary and target bonus approved by the Board for 2026, this amount equals $1,200,018.75 (the “Severance Amount”). The Severance Amount will be paid in substantially equal installments over the twelve (12) months commencing on the Company’s first regular payroll date following the Separation Date, in accordance with the Company’s normal payroll schedule and subject only to applicable tax withholdings. Any installment not paid within ten (10) business days of its scheduled payroll date shall accrue interest at the lesser of one percent (1.0%) per month or the maximum rate permitted by law until paid. The Severance Amount shall not be subject to mitigation, offset, or reduction (other than required withholdings).

2

2.3. COBRA Premium Reimbursement. If Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the group health plan coverage in which Executive and eligible dependents participated immediately prior to the Separation Date, then, consistent with Section 4.02 of the Severance Policy, the Company will reimburse Executive for monthly COBRA premiums actually paid by Executive for such coverage until the earlier of (a) the end of the Severance Period or (b) the expiration of Executive’s COBRA continuation coverage (the “COBRA Premium Period”). Reimbursements will commence on the first regular payroll date following the Separation Date and will be made promptly after Executive provides reasonable proof of premium payment. Executive remains solely responsible for electing and paying COBRA premiums when due. Notwithstanding anything to the contrary, the Company’s provision of such COBRA Premium benefits will immediately cease if, during the COBRA Premium Period, Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. At the conclusion of the COBRA Premium Period, if eligible, Executive shall be entitled to continued COBRA coverage for the remainder of the COBRA eligibility period, if any, at Executive’s sole expense. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums on a pre-tax basis without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall report the applicable COBRA premiums as compensation includible in Executive’s gross income for the remainder of the COBRA Premium Period. For the avoidance of doubt, nothing herein prohibits the Company from maintaining Executive on active group health plan coverage during the Severance Period with applicable employee-share premiums deducted via payroll, in which case COBRA shall become available upon cessation of such active coverage.

2.4. 2026 Bonus. Executive is not entitled to any additional annual bonus for fiscal year 2026.

2.5. Equity Awards. Except as provided with respect to the Prorated RSUs and the Consulting RSUs (as such terms are defined in Sections 3.1 and 3.2, respectively), Executive’s outstanding equity awards, including those issued pursuant to the Company’s 2018 Omnibus Equity Incentive Compensation Plan, and the award agreements evidencing such awards (collectively, the “Equity Documents”), are deemed to be terminated and canceled as of the Separation Date. For the avoidance of doubt, because no Change in Control (as defined in Section 2.07 of the Severance Policy) has occurred on or before the Agreement Date, no acceleration of vesting of equity has or will occur under the Equity Documents or Section 4.03 of the Severance Policy.

3

3. Prorated RSUs; Consulting RSUs; Consulting; Cooperation.

3.1. Prorated RSUs. Subject to Executive’s timely execution and non-revocation of the releases set forth in Sections 5.1 and 5.4 and the other conditions set forth in Section 2.1, notwithstanding anything to the contrary in this Agreement, and as a negotiated term, effective as of the Separation Date, based upon pro rata vesting of Executive’s restricted stock units (“RSUs”) of the common stock of the Company outstanding and unvested as of immediately prior to the Separation Date, 16,666 RSUs with an initial grant date of August 4, 2023 and 3,070 RSUs with an initial grant date of January 16, 2024 (collectively, the “Prorated RSUs”) will vest in full and, subject to tax withholding and the Equity Documents, will be settled in accordance with the terms of the Equity Documents. This pro rata acceleration is an exception to the Severance Policy and is approved by the Board and the Compensation Committee. Subject to tax withholding, vested Prorated RSUs shall be settled no later than the first regular payroll date that is at least five (5) business days after the Subsequent Release Effective Date, by delivery of a net number of shares after share-withholding (unless Executive timely elects cash withholding if permitted by plan rules).

3.2 Consulting RSUs. Subject to Executive’s timely execution and non-revocation of the releases set forth in Sections 5.1 and 5.4 and the other conditions set forth in Section 2.1, notwithstanding anything to the contrary in this Agreement, and as a negotiated term, effective as of the Separation Date, 43,200 of Executive’s RSUs outstanding and unvested as of immediately prior to the Separation Date, comprised of 21,930 RSUs with an initial grant date of January 16, 2024, and 21,070 RSUs with an initial grant date of January 18, 2025 (the “Consulting RSUs”) will remain outstanding and be deemed to be modified to vest in monthly increments of 3,600 RSUs for so long as Executive provides the Consulting Services (as defined in Section 3.3); provided that all outstanding and previously unvested Consulting RSUs shall vest immediately if the Company terminates provision of the Consulting Services without Cause (as defined in Section 3.3) prior to completion of the Consulting Period. This modification to the terms of such RSUs is an exception to the Severance Policy and is approved by the Board and the Compensation Committee. It is acknowledged that the Company’s Clawback Policy as in effect on the Separation Date shall continue to apply to Executive’s Incentive Compensation (as defined in the Clawback Policy) including the Prorated RSUs and Consulting RSUs in accordance with its terms. “Good Reason” means, without Executive’s consent (i) a material breach of this Agreement by the Company; or (ii) a material adverse change to the vesting schedule of the Consulting RSUs; in each case, after written notice by Executive and a ten (10) business day cure period. For purposes of “Cause” under this Section, the Company must provide written notice specifying the conduct alleged to constitute Cause, and Executive shall have ten (10) business days to cure where curable; no forfeiture of unvested Consulting RSUs shall occur unless Cause is determined by the arbitrator pursuant to Section 10.1. If the Company asserts Cause but Cause is not ultimately determined by the arbitrator under Section 10.1, all unvested Consulting RSUs shall be deemed vested as of the date notice of termination was given.

4

3.3. Consulting Period. Beginning on the day after the Separation Date and continuing for 12 months thereafter (the “Consulting Period”), Executive will serve as a non-employee consultant to the Company to provide up to an average of 10 hours per week of transitional services reasonably requested by the Chairman of the Board, including support for investor, regulatory, commercial, and product initiatives, assistance in transitioning Executive’s Company-related relationships, and otherwise with respect to matters about which Executive has knowledge by virtue of Executive’s employment, including but not limited to litigation, investigations, audits, financing, M&A, or other corporate transactions (the “Consulting Services”). The sole consideration for the Consulting Services during the Consulting Period shall be the potential vesting of the Consulting RSUs in accordance with the terms of Section 3.2. The Consulting Services shall not exceed an average of ten (10) hours per week and will be reasonably scheduled with at least three (3) business days’ advance notice, taking into account Executive’s other professional obligations. The Consulting Period may be terminated by Executive or the Company at any time upon 10 days’ written notice for any or no reason; provided that the Company may at any time terminate the Consulting Period for “Cause” immediately by written notice. “Cause” shall mean Executive’s material breach of the Continuing Obligations (as defined in Section 6.1), willful misconduct, gross negligence, personal dishonesty, or failure to fulfill, in any material respect, his duties and responsibilities to the Company. The Company will reimburse pre-approved, documented out-of-pocket expenses within fifteen (15) days of invoice. Executive acknowledges and agrees that during the Consulting Period he shall be an independent contractor and not an employee, agent, partner, or joint venturer of the Company for any purpose. Executive shall not be entitled to participate in any employee benefit plans, programs, or arrangements of the Company during the Consulting Period, and Executive shall be solely responsible for all taxes arising from or related to the Consulting Services, including self-employment taxes. Executive agrees not to hold himself out as an employee of the Company following the Separation Date and shall not seek to be treated as an employee for tax, benefits, or any other purpose. For the avoidance of doubt, Executive’s rights under the Indemnification Agreement dated October 1, 2019 and applicable D&O insurance coverage shall continue to apply with respect to the Consulting Services to the fullest extent of their terms.

3.4. Post-Separation Cooperation. Following the Separation Date, Executive will, upon request of the Chairman of the Board, or the Chief Executive Officer or the President of the Company, cooperate reasonably with the Company, upon reasonable notice and considering Executive’s other professional obligations, in connection with matters about which Executive has knowledge by virtue of Executive’s employment, including but not limited to litigation, investigations, audits, regulatory matters, financing, M&A, or other corporate transactions. The Company will reimburse reasonable, pre-approved documented out-of-pocket expenses incurred in providing such cooperation. For cooperation requested under this Section 3.4 in excess of de minimis levels following the expiration of the Consulting Period, the Company will compensate Executive at $500 per hour or, for daily commitments in excess of six hours, $3,000 per diem, upon submission of reasonable and customary documentation. Unless otherwise agreed in writing by the Chairman of the Board, no additional compensation shall be payable for cooperation provided during the Consulting Period, which is compensated solely through the potential vesting of the Consulting RSUs as provided in Section 3.2.

3.5. Right to Invest. Subject to Executive’s timely execution and non-revocation of the releases set forth in Sections 5.1 and 5.4 and the other conditions set forth in Section 2.1, subject to the Beneficial Ownership Limitation (as defined below), and subject to compliance with applicable securities laws and the prior review and approval of the Audit Committee of the Board (or such other committee of the Board designated to review related person transactions) in accordance with the Company’s Related Party Transaction policy then in effect, Executive shall have the right, but not the obligation, to invest in equity securities of the Company on the same terms, conditions, and pricing offered by the Company to other investors in connection with any offering of the Company’s equity securities to third-party investors for capital-raising purposes occurring after the Agreement Date (a “Subsequent Financing”); provided, however, that (i) if the Subsequent Financing is a public offering (other than an Underwritten Offering (as defined below)) pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (a “Registered Offering”), the Company shall use reasonable efforts to provide Executive with the opportunity to invest in such Subsequent Financing (if it is lawful and practicable to do so under applicable laws and regulations and applicable stock exchange rules without requiring stockholder approval and without, in the Company’s reasonable judgment, materially delaying, impairing, or adversely affecting the terms or completion of such Subsequent Financing) on the same terms, conditions, and pricing afforded to other investors participating in such Subsequent Financing; and (ii) if the Subsequent Financing is an underwritten public offering pursuant to a registration statement under the Securities Act (an “Underwritten Offering”), the Company shall use reasonable efforts to cause the underwriters for such offering to offer Executive an allocation of securities in such offering (if it is lawful and practicable to do so under applicable laws and regulations and applicable stock exchange rules without requiring stockholder approval and without, in the Company’s reasonable judgment, materially delaying, impairing, or adversely affecting the terms or completion of such offering), on the same terms, conditions, and pricing afforded to other investors participating in such offering, it being understood that the underwriters shall have sole discretion with respect to allocation and that the Company shall have no liability if the underwriters decline or reduce any such allocation.

5

For the avoidance of doubt, nothing in this Section 3.5 shall entitle Executive to (a) a seat on the Board, observer rights, or any special information, governance, consent, or approval rights of any kind, even if such rights are offered to other investors in a Subsequent Financing, or (b) any registration rights with respect to securities acquired pursuant to this Section 3.5, unless expressly agreed in a separate written agreement approved by the Board.

Notwithstanding anything to the contrary in this Section 3.5, the Company shall not be deemed to have breached or violated any obligation under this Section 3.5 if the Company, acting in good faith, determines that there is a reasonable basis to exclude Executive from participation in any Subsequent Financing, in whole or in part, including, without limitation, where such participation would be impracticable under the circumstances, would conflict with the terms or conditions imposed by underwriters, placement agents, or other third parties involved in such Subsequent Financing, would give rise to legal, regulatory, or stock exchange compliance concerns, would require disclosure that the Company reasonably determines to be premature or inadvisable, or would otherwise be inconsistent with the Company’s legitimate business interests as determined by the Board or the Audit Committee in its reasonable discretion. Any exclusion shall be consistent with the objective standards set forth above.

Notwithstanding anything to the contrary herein, Executive shall not be entitled to participate in any Subsequent Financing to the extent that such participation would result in Executive, together with Executive’s Affiliates and Associates, beneficially owning in excess of 9.9% of the then-outstanding shares of Common Stock (the “Beneficial Ownership Limitation”). For purposes of this Section 3.5, (a) “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall include, without limitation, (i) all shares of Common Stock that Executive or any of Executive’s Affiliates or Associates has the right to acquire (whether or not such right is exercisable immediately or only after the passage of time or upon the satisfaction of conditions) pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, rights associated with warrants, options, or otherwise, (ii) all shares of Common Stock that Executive or any of Executive’s Affiliates or Associates has or shares the right to vote or dispose of, directly or indirectly, whether pursuant to any agreement, arrangement, or understanding or otherwise, and (iii) all shares of Common Stock that are the subject of any derivative or synthetic arrangement, swap, hedge, or similar transaction entered into by Executive or any of Executive’s Affiliates or Associates, the purpose or effect of which is to give Executive or any of Executive’s Affiliates or Associates economic benefit or risk similar to ownership of such shares; (b) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act; and (c) “Associate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act. Executive shall provide the Company with such information as the Company may reasonably request to verify compliance with the Beneficial Ownership Limitation, and the Company shall be entitled to rely on any representation made by Executive regarding Executive’s beneficial ownership. The Company shall have no obligation to permit Executive to participate in any Subsequent Financing if, in the Company’s reasonable judgment, such participation would result in a violation of the Beneficial Ownership Limitation, and the Company shall have no liability for any good faith determination regarding Executive’s beneficial ownership.

6

The investment right set forth in this Section 3.5 shall not apply to (i) any issuance of equity securities pursuant to an “at-the-market” offering program, equity line of credit, or similar continuous or ongoing offering facility; (ii) any placement of equity securities with a strategic partner, joint venture participant, commercial counterparty, or charitable or educational institution; (iii) the issuance of equity securities as consideration for goods, services, intellectual property, or technology, including, without limitation, issuances to legal advisors, financial advisors, and other consultants; (iv) the issuance of equity securities in settlement or satisfaction of obligations to third parties, including litigation settlements, vendor obligations, or similar arrangements; (v) any issuance of equity securities pursuant to employee benefit plans, equity incentive plans, or similar compensatory arrangements; (vi) any issuance of equity securities in connection with a merger, acquisition, business combination, or strategic transaction; or (vii) any other issuance of equity securities where, in the reasonable judgment of the Board or the Audit Committee, Executive’s participation would be impracticable or inadvisable under the circumstances.

Notwithstanding the foregoing, Executive’s right to invest as set forth in this Section 3.5 shall automatically terminate on the earlier of termination of the Consulting Period for Cause and August 31, 2028, regardless of whether any Subsequent Financing occurs on or after such date. For the avoidance of doubt, the right set forth in this Section 3.5 is personal to Executive and may not be assigned, transferred, or delegated to any other person or entity. The Company shall use reasonable efforts to provide Executive with written notice of each Subsequent Financing (to the extent applicable under this Section 3.5) reasonably in advance of the anticipated closing thereof; provided, that the failure to provide such notice shall not constitute a breach of this Section 3.5 if such failure results from the confidential nature of the transaction, the pace of the offering process, or other circumstances that make such notice impracticable or inadvisable in the Company’s reasonable judgment. Executive must elect to participate by delivering written notice to the Company within five (5) business days of receipt of such notice (or such shorter period as may be required by the circumstances of the offering), failing which Executive shall be deemed to have irrevocably waived his right to participate in such Subsequent Financing.

4. No Other Compensation or Benefits. Other than the Accrued Obligations and the consideration specifically provided in this Agreement, Executive acknowledges that no other compensation, wages, bonuses, equity, benefits, or other remuneration is due or will be due from the Company or any of its subsidiaries or affiliates. Notwithstanding anything to the contrary in this Agreement or the Severance Policy, the Clawback Policy shall continue to apply to Executive’s Incentive Compensation (as defined therein) in accordance with its terms. For the avoidance of doubt, nothing in this Section 4 limits Executive’s rights under the Indemnification Agreement or applicable D&O insurance coverage.

7

5. General Release of Claims; OWBPA.

5.1. Release.

5.1.a. In exchange for the Severance Benefits, Executive, on behalf of himself and his heirs, executors, administrators, and assigns, irrevocably and unconditionally releases and forever discharges the Company and its past and present parents, subsidiaries, affiliates, and benefit plans, and their respective officers, directors, shareholders, members, employees, agents, fiduciaries, successors, and assigns (the “Released Parties”) from any and all claims, demands, causes of action, obligations, damages, and liabilities of any kind, whether known or unknown, suspected or unsuspected, arising out of or related to any act, omission, or event occurring up to and including the date Executive signs this Agreement, including but not limited to claims arising out of or related to Executive’s employment with, compensation or benefits from, or separation from the Company, and any alleged violation of federal, state, or local law. This release satisfies the requirement of Section 3.01(b) of the Severance Policy that Executive execute a Release (as defined in Section 2.20 of the Severance Policy) to be eligible for Severance Benefits. This release includes, without limitation, claims under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage and Hour Law, the New Jersey Wage Payment Law, and any other federal, state, or local statute, regulation, or common law.

5.1.b Effective as of the Supplemental Release Effective Date, the Company, on behalf of itself and its subsidiaries and affiliates, hereby releases and forever discharges Executive solely from those claims that are both (x) actually known, as of the Supplemental Release Effective Date, to the members of the Board or the Chief Financial Officer of the Company, and (y) arise out of or relate to Executive’s employment with the Company or the termination thereof, in each case only to the extent the Company has the legal right and power to release such claims. For the avoidance of doubt, this release by the Company does not extend to, and expressly preserves, all of the following: claims arising after the Supplemental Release Effective Date; claims that cannot be waived or released as a matter of law or public policy; any claims based on or involving fraud, willful misconduct, gross negligence, bad faith, intentional wrongdoing, breach of fiduciary duty, violation of federal, state, or local law (including securities laws, rules, or regulations), breach of Sections 6 or 7 of this Agreement or of the Continuing Obligations or any other agreement with the Company; the Company’s rights of setoff, recoupment, forfeiture, clawback, or recovery under any Company policy (including the Company’s Clawback Policy) or applicable law (including Section 304 of the Sarbanes-Oxley Act of 2002 and Rule 10D-1 under the Securities Exchange Act of 1934, and any related Nasdaq listing standard and Company policy); cooperation with, or disclosures to, any governmental or regulatory authority; any matter that is the subject of any pending or threatened investigation, audit, inquiry, charge, arbitration, or litigation as of the Supplemental Release Effective Date; any claim that belongs to the Company’s stockholders derivatively or to any other person or entity that is not a party hereto; and the Company’s rights to enforce this Agreement. Nothing in this Section 5.1(b) limits or affects Executive’s rights, if any, to indemnification, advancement, or insurance coverage under the Company’s organizational documents, the Indemnification Agreement dated October 1, 2019, applicable insurance policies, or applicable law.

8

5.2 OWBPA. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), Executive acknowledges and agrees that: (a) Executive has read and understands the terms of this Agreement; (b) this Agreement includes a release of claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); (c) the releases and waivers of rights set forth in this Agreement are in exchange for consideration that exceeds what Executive would otherwise be entitled to receive under the Company’s existing benefits programs, and such consideration is specifically contingent upon Executive’s consent to the releases and waivers contained herein; (d) Executive is advised to consult with an attorney prior to signing this Agreement; (e) Executive has 21 days to consider this Agreement, and Executive agrees that any changes to this Agreement, whether material or immaterial, shall not restart the 21-day consideration period; (f) Executive may revoke this Agreement within seven days after signing by delivering written notice of revocation received by the Company’s Chief Financial Officer at 200 Forge Way, Suite 205, Rockaway, NJ 07866 with copies by email transmission to (or such other address(es) the Company designates in writing), and this Agreement will not become effective or enforceable until the expiration of that seven-day revocation period (i.e., the “Release Effective Date”); (g) Executive will not be entitled to be paid any Severance Benefits until after the seven-day revocation period has expired; and (h) this Agreement does not waive or release any rights or claims Executive may have under the ADEA that arise after Executive signs this Agreement.

5.3. Carve-Outs. Notwithstanding the foregoing, this release does not waive: (a) claims arising after the date Executive signs this Agreement; (b) rights to enforce this Agreement by either Party; (c) rights to vested benefits under ERISA-governed plans, consistent with plan terms; (d) rights to indemnification and D&O insurance coverage, consistent with the Company’s Amended Certificate of Incorporation, Second Amended and Restated By-laws as in effect on the Agreement Date, and applicable law; (e) claims for workers’ compensation or unemployment benefits; and (f) rights to file a charge or complaint with, or communicate with, any government agency, including the SEC, EEOC, NLRB, or OSHA, and to receive any statutorily available award in connection therewith. Executive waives any right to recover damages or other individual relief in connection with any charge or complaint, except where such waiver is prohibited by law.

5.4. Supplemental Release. Because Executive’s employment continues beyond the date this Agreement is signed, on or within five business days after the Separation Date, Executive shall execute and deliver to the Company a Supplemental Release in the form attached as Exhibit B (the “Supplemental Release”), which shall release all claims arising from acts, omissions, or events occurring during the period from the day after Executive signs this Agreement through and including the Separation Date. The Supplemental Release shall become effective on the eighth calendar day after Executive signs it, provided Executive has not revoked it within the seven-day revocation period set forth therein (the “Supplemental Release Effective Date”). Executive acknowledges and agrees that timely execution and non-revocation of the Supplemental Release is an express condition to Executive’s receipt of any Severance Benefits that have not yet been paid as of the Supplemental Release Effective Date, and failure to execute or revocation of the Supplemental Release shall result in immediate cessation and forfeiture of all remaining unpaid Severance Benefits.

9

6. Confidentiality; Company Property; Trade Secrets.

6.1. Confidentiality of Company Information. Executive reaffirms Executive’s continuing obligations under the Employee Confidentiality Agreement and any other confidentiality, invention assignment, and restrictive covenant agreements with the Company (collectively, the “Continuing Obligations”), which remain in full force and effect and continue to apply during the Consulting Period. Nothing in this Agreement or in any of the Continuing Obligations restricts Executive from making disclosures protected by the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), or other applicable law.

6.2. Return of Property. By the Separation Date or as otherwise agreed in writing, Executive will return to the Company all Company property, equipment, documents, and electronically stored information in Executive’s possession or control, and Executive will not retain any copies. Executive agrees to cooperate in good faith to certify deletion of confidential information of the Company, its subsidiaries, and affiliates (as well as any information of third parties held by them in confidence) residing on personal devices or cloud accounts. Notwithstanding the foregoing, Executive may retain (i) documents of a personal nature (such as personal contacts, personal calendars, and documents related to compensation, equity awards, benefits, and tax), (ii) documents that are publicly available, and (iii) documents and communications exclusively between Executive and Executive’s personal legal counsel, in each case to the extent such materials do not disclose the Company’s trade secrets or competitively sensitive information.

7. Non-Disparagement; References.

7.1. Executive Non-Disparagement. Executive represents and agrees that, except as otherwise required by law or permitted by this Agreement, Executive shall not criticize, ridicule, or make any statement externally that disparages or is derogatory of the Company or any subsidiary or affiliate thereof, or any of their respective officers, directors, agents or employees, or any of their products or services, whether or not such disparaging or derogatory statements are true. The Company shall not make any false, disparaging, or defamatory statements concerning Executive, and shall use reasonable efforts to cause its directors and executive officers not to make any such statements, whether acting in their official capacity or personal capacity. In the event of an alleged breach of this Section 7.1, the nonbreaching Party shall provide written notice and a reasonable opportunity to cure, including issuance of a corrective written statement where appropriate. Nothing in this Section 7.1 shall apply to any statements made by either party: (i) in connection with any action to enforce any written agreements between Executive and the Company; or (ii) in connection with any legal process or order (including, but not limited to, government inquiries or investigations) or as otherwise required by law. The obligations in this Section pertain to statements, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst or current or former employee, board member, consultant, shareholder, client or customer of the Company or any subsidiary or affiliate thereof, regarding the Company or any subsidiary or affiliate thereof, or regarding the business, strategies, approaches, prospects, or financial condition of the Company or any subsidiary or affiliate thereof. Nothing in this Agreement shall prohibit or restrict any person from testifying truthfully regarding the Company or any subsidiary or affiliate thereof in any hearing or legal proceeding pursuant to a subpoena, other court order, or written request from an administrative agency or a legislature. Nothing in this Agreement prevents any person from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that such person believes to be unlawful. Further, nothing in this Agreement prevents or restricts disclosure of factual information related to a claim filed in a civil action or a complaint filed in an administrative action regarding sexual assault, sexual harassment, workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination.

10

7.2. References. The Company will provide a neutral employment reference limited to dates of employment and last position held, directing inquiries to the Company’s Human Resources department.

8. No Admission; No Pending Actions. This Agreement is not an admission of liability by any Party. Executive represents that, as of the date he signs this Agreement, he has not filed or caused to be filed any lawsuit, charge, or complaint against any Released Party concerning matters released herein.

9. Restrictive Covenants; Governance Documents; Priority of Terms.

9.1. Continuing Obligations. Executive reaffirms that all Continuing Obligations, including confidentiality, non-solicitation, non-interference, invention assignment, and similar provisions in the Employment Agreement, the Employee Confidentiality Agreement, and other agreements, remain in effect following the Separation Date, in accordance with their terms and applicable law. Pursuant to Section 4.08 of the Severance Policy, breach of these obligations will result in forfeiture of unpaid Severance Benefits.

9.2. Priority/Conflicts. In the event of any conflict between this Agreement and the Severance Policy with respect to severance benefits, COBRA reimbursements, release mechanics, or Severance Policy-related dispute resolution, this Agreement shall control unless this Agreement expressly provides otherwise. In the event of a conflict between this Agreement and the Employee Confidentiality Agreement with respect to restrictive covenants and confidentiality, the Employee Confidentiality Agreement will control unless this Agreement expressly states an exception.

10. Dispute Resolution; Governing Law; Venue.

10.1. Policy-Related Arbitration. Any dispute, claim, or controversy arising out of or relating to this Agreement, the Employee Confidentiality Agreement, the Severance Policy, the Clawback Policy, the Indemnification Agreement dated October 1, 2019 between Executive and the Company (the “Indemnification Agreement”), and the Equity Documents, or the breach, termination, enforcement, or interpretation thereof, will be resolved exclusively by final and binding arbitration in accordance with the provisions of Section 6.03 of the Severance Policy as if they applied to this Agreement and the foregoing agreements and policies mutatis mutandis. Nothing herein limits either Party’s right to seek temporary restraining orders or preliminary injunctive relief to preserve the status quo pending arbitration with respect to alleged breaches of Sections 6 or 7.

11

10.2. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflict of laws rules, consistent with Section 8.04 of the Severance Policy, except to the extent preempted by ERISA with respect to the Severance Policy.

11. Tax Matters; Section 409A; Unemployment Benefits.

11.1. Withholding. All payments under this Agreement will be subject to applicable tax withholding and payroll deductions. Executive shall be responsible for all applicable taxes on the payments and benefits hereunder. Executive’s indemnity obligation to the Company for taxes, interest, or penalties shall apply only to the extent arising from Executive’s willful misconduct, fraud, or material misrepresentation regarding Executive’s own tax status or withholding elections.

11.2. Section 409A. It is intended that payments and benefits provided under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code (“Section 409A”), consistent with Section 4.05 of the Severance Policy. This Agreement will be interpreted and administered consistent with that intent. Each installment payment is intended to be a separate payment for purposes of Section 409A. Any reimbursements shall be made on or before the last day of the calendar year following the year in which the expense is incurred, and no right to reimbursement or a tax gross-up is provided except as expressly stated herein. If, at the time of separation, Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and any payment hereunder is subject to Section 409A and not otherwise exempt, such payment will be delayed until the first business day after the six-month anniversary of the Separation Date (or, if earlier, Executive’s death), as required by Section 4.05 of the Severance Policy.

11.3. Application for Unemployment Benefits. The Company will not contest Executive’s application for unemployment insurance benefits, should he choose to make such application following the end of the Consulting Period; provided, however, that the Company will answer any required questions posed by the state unemployment agency truthfully. Executive understands and acknowledges that the agency, not the Company, will determine Executive’s eligibility for such benefits.

12. Required Disclosures. Nothing herein prevents the Company from making public disclosures as required by applicable law, stock exchange rules, or regulation, including any SEC filings.

13. Public Disclosure. Following the Separation Date and for one year after the Consulting Period, where reasonably practicable, the Company will provide Executive reasonably in advance with draft language that pertains to Executive in its SEC filings and any related press release. Executive will provide any comments within one business day (or a shorter deadline specified by the Company if earlier filing or release is required). The Company will consider timely comments in good faith but retains final decision-making authority with respect to its disclosures, and failure to provide an advance draft when impracticable will not constitute a breach. The Company shall not be required to provide language in advance to Executive to the extent it reasonably believes the disclosure will be reasonably similar to prior disclosures. Nothing herein limits the Company’s ability to make disclosures it deems required or advisable. Where applicable, the Company will use good-faith efforts to include language substantially consistent with Section 1.2 (no disagreement) in its initial disclosure of Executive’s departure.

12

14. Entire Agreement; Amendment; Severability; Assignment.

14.1. Entire Agreement; Termination of Employment Agreement. This Agreement, together with the Severance Policy (as in effect on the Agreement Date), the Employee Confidentiality Agreement, the Clawback Policy, the Indemnification Agreement, and the Equity Documents, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings to the extent inconsistent herewith. Effective as of the Separation Date, the Employment Agreement is hereby terminated and shall be of no further force or effect; provided, however, that the Employee Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall survive the termination of the Employment Agreement. Nothing in this Agreement shall supersede, limit, or modify Executive’s rights under the Indemnification Agreement, which shall remain in full force and effect in accordance with its terms.

14.2. Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective unless in writing and signed by both Parties.

14.3. Severability; Blue-Penciling. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions will remain in full force, and the invalid provision will be reformed to the minimum extent necessary to be enforceable and to effect the Parties’ intent.

14.4. Successors; Assignment. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and assigns. The Company may assign this Agreement to a successor. Executive may not assign his rights or obligations hereunder.

15. Notices. Any notice under this Agreement must be in writing, may be delivered by email and shall be deemed given upon transmission, provided that an overnight courier copy is sent the same day (or next business day if after 5 p.m. Eastern) to the addresses below (or to such other address as a Party may designate by notice): If to the Company: Chief Financial Officer, electroCore, Inc., 200 Forge Way, Suite 205, Rockaway, NJ 07866 with copies by email transmission to. If to Executive (with a copy, which shall not constitute notice, to Executive’s personal counsel at an email address to be designated by Executive in writing).

16. Acknowledgments; Voluntariness. Executive acknowledges that he has read this Agreement carefully, understands all its terms, has been advised to consult with counsel, and enters into it knowingly and voluntarily.

17. Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which is deemed an original, and all of which together constitute one instrument. Signatures delivered electronically or by PDF shall be deemed effective.

Signature Page Follows

13

Agreed and Accepted:

ELECTROCORE, INC.

By:	/s/ Joshua S. Lev
Name:	Joshua S. Lev
Title:	Chief Financial Officer
Dated:	March 17, 2026

EXECUTIVE:
/s/ Dan Goldberger
Name:	Dan Goldberger
Dated:	March 18, 2026

14

Exhibit A

Form of Board and Officer Resignation Letter

Joshua S. Lev, Secretary	March 17, 2026
electroCore, Inc.
200 Forge Way, Suite 205 Rockaway, NJ 07866

Re: Resignation

Mr. Lev,

Effective as of the date hereof, I hereby resign as a member of the Board of Directors of electroCore, Inc. (the “Company”). Effective as of April 1, 2026, I hereby resign from all positions as an officer or employee of the Company, and as an officer, director, or manager of the subsidiaries and affiliates of the Company. Such resignations are not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Sincerely,

Dan Goldberger

15

Exhibit B

Supplemental Release and Reaffirmation

This Supplemental Release and Reaffirmation (this “Supplemental Release”) is entered into by Dan Goldberger (“Executive”) as of the date set forth on the signature page below, pursuant to Section 5.4 of that certain Separation and Release Agreement dated March 17, 2026 (the “Agreement”) between Executive and electroCore, Inc. (the “Company”). Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

1. Reaffirmation of Agreement. Executive hereby reaffirms all his obligations, representations, and acknowledgments set forth in the Agreement, which remain in full force and effect.

2. Supplemental Release of Claims. In exchange for the consideration provided in the Agreement, Executive, on behalf of himself and his heirs, executors, administrators, and assigns, irrevocably and unconditionally releases and forever discharges the Released Parties (as defined in the Agreement) from any and all claims, demands, causes of action, obligations, damages, and liabilities of any kind, whether known or unknown, suspected or unsuspected, arising out of or related to any act, omission, or event occurring during the period from the day after Executive signed the Agreement through and including the Separation Date (as defined in the Agreement), including but not limited to claims arising out of or related to Executive’s employment with, compensation or benefits from, or separation from the Company, and any alleged violation of federal, state, or local law. This release includes, without limitation, claims under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage and Hour Law, the New Jersey Wage Payment Law, and any other federal, state, or local statute, regulation, or common law.

3. OWBPA Compliance. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), Executive acknowledges and agrees that: (a) Executive has read and understands the terms of this Supplemental Release; (b) this Supplemental Release includes a release of claims under the ADEA arising during the gap period; (c) Executive is advised to consult with an attorney prior to signing this Supplemental Release; (d) Executive has 21 days from the date he is first presented this Supplemental Release to consider and sign it; (e) Executive may revoke this Supplemental Release within seven days after signing by delivering written notice of revocation received by the Company’s Chief Financial Officer at 200 Forge Way, Suite 205, Rockaway, NJ 07866 with copies by email transmission to, and this Supplemental Release will not become effective until the expiration of that seven-day revocation period; and (f) this Supplemental Release does not waive or release any rights or claims Executive may have under the ADEA that arise after Executive signs this Supplemental Release.

4. Carve-Outs. The carve-outs set forth in Section 5.3 of the Agreement are incorporated herein by reference and shall apply to this Supplemental Release, mutatis mutandis; provided that as so incorporated, Section 5.3(a) shall be read to apply to claims arising after the date Executive signs this Supplemental Release rather than claims arising after the date Executive signs the Agreement.

16

5. Condition to Severance Benefits. Executive acknowledges and agrees that timely execution and non-revocation of this Supplemental Release is an express condition to Executive’s receipt of any Severance Benefits (as defined in the Agreement) that have not yet been paid as of the Supplemental Release Effective Date. Failure to execute or revocation of this Supplemental Release shall result in immediate cessation and forfeiture of all remaining unpaid Severance Benefits.

6. Miscellaneous. This Supplemental Release shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflict of laws rules. This Supplemental Release may be executed in counterparts. Signatures delivered electronically or by PDF shall be deemed effective.

EXECUTIVE:

Dated:___________________________________________

17